Exhibit 99.1

Atlanta, Georgia

February 8, 2011

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for the Third Quarter Ended January 1, 2011

Cagle’s, Inc. (AMEX: CGL.A) today reported a net (loss) of $(2.2) million, or $(0.46) per share, on net sales of $72.0 million for the third quarter ended January 1, 2011.  For the comparable quarter a year ago the company reported a net (loss) of $(0.3) million, or $(0.08) per share, on net sales of $70.4 million.

Net sales for the third quarter were up 2.2% versus the prior year third quarter reflecting an 11.9% increase in pounds sold and a reduction in sales price per pound of 6.9 cents. Quoted market prices of products for the third quarter of fiscal 2011 versus the same period last year were mixed: boneless breast increased 4.8%, tenders decreased 4.5%, wings decreased 20.8%, drums decreased 22.8%, leg quarters increased 7.7%, and whole birds without giblets were quoted 26.2% higher. Discounting from these quoted markets was prevalent especially towards the end of the quarter, as our industry increased production in excess of 4% as reported by USDA increased egg sets and chick placements.

Cost of sales for the third quarter of fiscal 2011 of $71.2 million increased 6.3% as compared to prior year third quarter, reflecting an increase of pounds processed of 10.6% largely influenced by the gain in the bird size processed at our Pine Mountain Valley facility. Feed ingredient prices for broilers processed in the third quarter of fiscal 2011, which represented 39% of the total cost of sales, increased 18.6% as compared to the third quarter of fiscal 2010.

Feed ingredient prices continue to challenge our company and industry, as we experienced a 30% increase in the price of corn coupled with a 22% increase in the price of soybean meal since the start of our third quarter. The increases comes as our farmers have delivered their third largest corn crop ever of which 40% is now being used to generate ethanol as mandated and subsidized by our government. Our farmers produced the second largest soybean crop in our history. As influenced by current fiscal policy, our dollar is worth less and less on the world market which is supportive of increasing exports of this critical feed ingredient resulting in the lowest stocks-to-use ratio of soybean since the mid-1960’s.

Entering into our fourth quarter our industry has shown restraint with current egg sets now close to equal those of last year. Competing protein prices are heading to record highs as the consumer is beginning to feel the impact of higher feed cost. In our third quarter, Cagle’s began a 20% cut back in production at our deboning operation in an effort to balance supply and demand. We are optimistic that our industry will exhibit the production restraint necessary to support higher pricing for our products allowing for return to profitable margins.

For the first thirty-nine weeks of fiscal 2011, the company reported net income of $4.4 million, or $0.96 per share, on net sales of $233.7 million. For the comparable period of fiscal 2010, which was a forty week period, the company reported net income of $1.6 million, or $0.35 per share, on net sales of $236.0 million.

Cagle’s, Inc.

/s/ J. Douglas Cagle
J. Douglas Cagle
Chairman, Chief Executive Officer
and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7 of the Company’s 2010 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s second quarter ended October 2, 2010.

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, except per Common Share data)

	13 wks ended	13 wks ended	39 wks ended	40 wks ended
	01/01/2011	01/02/2010	01/01/2011	01/02/2010

Net Sales	$71,977	$70,411	$233,725	$235,996

Costs and Expenses:
Cost of Sales	71,178	66,943	212,926	220,470
Selling and Delivery	2,593	2,124	7,695	6,596
General and Administrative	744	1,498	4,698	5,148
Total Costs and Expenses	74,515	70,565	225,319	232,214

Operating Income (Loss)	(2,538)	(154)	8,406	3,782

Other Income (Expense):
Interest Expense	(318)	(393)	(1,037)	(1,250)
Other Income (Expense), Net	49	9	87	14
Total Other Income (Expense), Net	(269)	(384)	(950)	(1,236)

Income (Loss) Before Income Taxes	(2,807)	(538)	7,456	2,546

Income Tax Expense (Benefit)	(657)	(193)	3,038	917

Net Income (Loss)	$(2,150)	$(345)	$4,418	$1,629

Weighted-Average Common Shares Outstanding	4,616	4,616	4,616	4,617

Net Income (Loss) Per Common Share	$(0.46)	$(0.08)	$0.96	$0.35

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	January 1, 2011	April 3, 2010
	(Unaudited)
ASSETS
Cash	$1,906	$1,872
Trade Accounts Receivable, net	15,001	15,769
Inventories	31,926	26,065
Other Current Assets	598	305
Total Current Assets	49,431	44,011

Property, Plant, and Equipment, net	34,537	34,869

Other Assets	5,566	8,739

TOTAL ASSETS	$89,534	$87,619

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Maturities of Long-term Debt	$2,848	$2,685
Accounts Payable	16,940	16,142
Other Current Liabilities	8,118	8,424
Total Current Liabilities	27,906	27,251

Long-Term Debt	21,875	25,033

Total Stockholders’ Equity	39,753	35,335

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$89,534	$87,619